Exhibit 5.1

Performance Shipping Inc. 373 Syngrou Avenue 175 64 Palaio Faliro Athens, Greece

Our Reference JOHT1/38016.50000/US/80850217v2

March 3, 2023

Performance Shipping Inc.: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to Performance Shipping Inc., a Marshall Islands corporation (the “Company”), in connection with the issuance and sale by the Company of (i) 5,556,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Shares”), (ii) Series A warrants (the “Series A Warrants”) to purchase 3,611,400 Common Shares and (iii) Series B warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) to purchase 4,167,000 Common Shares, (the Common Shares issuable upon exercise of the Warrants, the “Warrant Shares”; the Shares, Warrants, and Warrant Shares together, the “Securities”). The Securities are being issued and sold pursuant to the Company’s Registration Statement on Form F-3 (333-237637) filed April 17, 2020, as thereafter amended or supplemented, and declared effective on April 23, 2020 (the “Registration Statement”), the prospectus dated April 17, 2020, as thereafter amended or supplemented (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus dated February 28, 2023 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement, the Base Prospectus, and the Prospectus Supplement;

(b)	the securities purchase agreement (the “Purchase Agreement”) dated February 28, 2023 made between the Company and the purchasers named therein relating to the issuance and sale of the Securities;

(c)	the Company’s amended and restated articles of incorporation (the “Articles”) and amended and restated bylaws (the “Bylaws”); and

(d)
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

In rendering this opinion, we have also assumed:

(i)
that the issuance and sale of the Securities complies in all respects with the terms, conditions, and restrictions set forth in the Base Prospectus and the Prospectus Supplement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Purchase Agreement will have been duly and validly authorized by the parties thereto (other than the Company), and executed and delivered by the parties thereto; and

(iii)	the validity and enforceability of the Purchase Agreement against the parties thereto;

This opinion letter is limited to Marshall Islands law and the laws of the State of New York, each as in effect as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that (a) when the Shares are issued and delivered upon receipt of payment therefor by the Company in accordance with the terms of the Purchase Agreement, the Registration Statement, the Base Prospectus, and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable; (b) when the Warrant Shares are issued and delivered in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable; and (c) when the Warrants are issued and delivered as contemplated in the Prospectus and the Prospectus Supplement, the Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K, the discussion of this opinion in the Registration Statement, and the references to our firm in the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP